IAS Announces Completion of Expanded Credit Facility

NEW YORK – June 18, 2025 – Integral Ad Science (Nasdaq: IAS), a leading global media measurement and optimization platform, today announced that it has entered into a second amendment to its credit agreement (the “Credit Agreement Amendment”) with a syndicate of banks led by PNC Capital Markets LLC, as the joint lead arranger and administrative agent, and HSBC Bank USA, National Association and TD Bank, N.A. as joint lead arrangers and syndication agents. The Credit Agreement Amendment extends the maturity of the revolving credit facility to June 17, 2030, and includes a new $30 million sub-facility for swingline loans in addition to its existing $100 million currency sublimit and $30 million sub-facility for standby letters of credit. Additionally, the Credit Agreement Amendment provides for an increased accordion feature which, subject to lender approval, now permits IAS to increase borrowings under the credit agreement from $300 million to at least $550 million. The Credit Agreement Amendment complements IAS’s healthy liquidity profile, with $59 million in cash and cash equivalents as of March 31, 2025.

Alpana Wegner, Chief Financial Officer of IAS, commented, “This amendment to our credit agreement provides us with the opportunity to increase our borrowing capacity, enables greater financial flexibility, and supports our growth.”

About Integral Ad Science
Integral Ad Science (IAS) is a leading global media measurement and optimization platform that delivers the industry's most actionable data to drive superior results for the world's largest advertisers, publishers, and media platforms. IAS's software provides comprehensive and enriched data that ensures ads are seen by real people in safe and suitable environments, while improving return on ad spend for advertisers and yield for publishers. Our mission is to be the global benchmark for trust and transparency in digital media quality. For more information, visit integralads.com.

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